JAKKS Pacific Announces Election of Leigh Anne Brodsky

To Board of Directors

Malibu, CA – May 9, 2012 – Leading U.S. toy and consumer products company, JAKKS Pacific, Inc. (Nasdaq: JAKK) announced the election of Leigh Anne Brodsky as a new independent member of its Board of Directors and her appointment to the Nominating and Corporate Governance Committee and Compensation Committee of the Board.

“We are very pleased that Leigh Anne Brodsky has agreed to join our Board of Directors,” said Stephen Berman, President and CEO, JAKKS Pacific, Inc. “We are confident that her deep experience in our industry will prove highly beneficial to our Company and its shareholders.”

Ms. Brodsky is a 25-year veteran of the children’s entertainment and toy industry. Until September 2011 she served as President of Nickelodeon & Viacom Consumer Products, Inc., where she oversaw worldwide licensing and merchandising for Nickelodeon (Dora the Explorer®, Spongebob Squarepants™, Teenage Mutant Ninja Turtles®, Rugrats®, Blues Clues®), MTV (Jersey Shore™, Beavis and Butthead), and Comedy Central (South Park). Prior to her nearly 13 years with Viacom, Ms. Brodsky worked in senior executive roles for Lorne Michaels’ Broadway Video (Saturday Night Live®, Lassie, Rudolph the Red-Nosed Reindeer) and Scripps Howard’s United Media (Peanuts™, Garfield™). Ms. Brodsky is currently a Board member of the Children’s Brain Tumor Foundation and served from 2010-11 as an elected Board member of the Toy Industry Association. Her numerous industry awards include induction into the Licensing Industry Merchandisers’ Association Licensing Hall of Fame in 2011 and selection as Advertising Age Marketer of the Year in 2003.

About JAKKS Pacific, Inc.

JAKKS Pacific, Inc. (NASDAQ: JAKK) is a leading designer and marketer of toys and consumer products with a wide range of products that feature popular brands and children's toy licenses.  JAKKS’ diverse portfolio includes Action Figures, Electronics, Dolls, Dress-Up, Role Play, Halloween Costumes, Kids Furniture, Vehicles, Plush, Art Activity Kits, Seasonal Products, Infant/Pre-School, Construction Toys, Ride-On Vehicles, Wagons, Inflatable Environments and Tents, and Pet Toys sold under various proprietary brands including JAKKS Pacific®, Creative Designs International™, Road Champs®, Funnoodle®, JAKKS Pets™, Plug It In & Play TV Games™, Kids Only!™, Tollytots®, Disguise® and Moose Mountain®. JAKKS is an award-winning licensee of several hundred nationally and internationally known trademarks including Nickelodeon®, Warner Bros.®, Ultimate Fighting Championship®, Hello Kitty®, Graco®, Cabbage Patch Kids® and Pokémon®. JAKKS’ Monsuno™ toy line is based on the new Monsuno™ animated television series. www.jakks.com

This press release may contain forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations, estimates and projections about JAKKS Pacific's business based partly on assumptions made by its management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such statements due to numerous factors, including, but not limited to, those described above, changes in demand for JAKKS' products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, and difficulties with integrating acquired businesses. The forward-looking statements contained herein speak only as of the date on which they are made, and JAKKS undertakes no obligation to update any of them to reflect events or circumstances after the date of this release.

© 2012 JAKKS Pacific, Inc. All rights reserved.

CONTACT:

Anne-Marie Feliciano

JAKKS Pacific, Inc.

anne-marief@jakks.net

(310) 455-6245